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                                                                       EXHIBIT 5




                                 (202) 861-1500


                               December 5, 1996



UNIDYNE Corporation
118 Pickering Way
Suite 104
Exton, PA 19341

         Re:     Registration of Shares of Common Stock on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to UNIDYNE Corporation, a Delaware corporation ("Company"), in connection with the Company's public offering of its Common Stock, par value $.001 per share (the "Common Stock"), as described in the above-referenced registration statement (the "Registration Statement"). In connection with the registration and offering of these securities you have requested our opinion with respect to the matters set forth below.

         For purposes of rendering the opinion set forth herein, we have examined copies of such documents and made such examination of law as we have deemed relevant and necessary. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that any certificate, telegram, public certificate of other document on which we have relied that was given or dated earlier than this opinion letter was accurate when given and has remained accurate as far as relevant to the opinions contained herein from such earlier date through and including the date hereof.

         Based upon the foregoing, we are of the opinion that the Common Stock which is the subject of the Registration Statement, when sold as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                                 Sincerely,

                                                 /s/ Baker & Hostetler